Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

June 4, 2020

Stryker Corporation,

2825 Airview Boulevard,

Kalamazoo, Michigan 49002.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $650,000,000 principal amount of 1.150% Notes due 2025, $1,000,000,000 principal amount of 1.950% Notes due 2030 and $650,000,000 principal amount of 2.900% Notes due 2050 (collectively, the “Securities”) of Stryker Corporation, a Michigan corporation (the “Company”), we, as your New York counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Michigan law, we have relied upon the opinion, dated June 4, 2020, of Warner, Norcross + Judd LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Warner, Norcross + Judd LLP.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

Stryker Corporation	-2-

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the references to us under the heading “Validity of the Securities” in the Prospectus Supplement relating to the Securities, dated May 26, 2020. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP